UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement
Under the Securities Act of 1933

Barnabus Enterprises Ltd.
(Name of Small Business Issuer as Specified In Its Charter)

Nevada (State or jurisdiction of Incorporation or organization)	1081 (Primary Standard Industrial Classification Code Number)	98-0370750 (I.R.S. Employer Identification No.)

2006 - 1500 Hornby Street
Vancouver, British Columbia, Canada V6Z 2R1
     Telephone No.: (604) 899-8888
(Address and telephone number principal
executive offices and place of business)

Victoria Chen, President
Barnabus Enterprises Ltd.
c/o 699 Sierra Rose Drive, Suite B
           Reno, Nevada 89511
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Fraser and Company
Suite 1200, 999 West Hastings Street
Vancouver, British Columbia, Canada V6C 2W2
Telephone No.: (604) 669-5244
Facsimile No.: (604) 669-5791

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common	7,500,000	$0.01	$75,000	$6.90

Up to 7,500,000 shares of our common stock are being sold by us, at a price of $0.01 per share on a self-underwritten, best efforts basis, with no minimum.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Barnabus Enterprises Ltd.
7,500,000 shares of Common Stock at $0.01 per share

No Minimum Amount

This is our initial public offering so there is currently no public market for our shares. See "Risk Factors" commencing on page 7 for a full discussion of the risks involved in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Price to Public Payable In Cash On Subscription	Commissions & Discounts Prior to Legal and Accounting Fees	Proceeds to Company Prior to Legal and Accounting Fees
Per Share	$0.01	$0.00	$0.01
Total	$75,000	$0.00	$75,000

We will offer the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement. The offering will remain open for 90 days, and may be extended an additional 60 days, unless we decide to cease selling efforts prior to this date. There is no minimum purchase amount.

The information in this prospectus is not complete and may be changed. We may not sell our shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

Investing in our common stock involves risks. Barnabus is a pre-exploration company with one mineral property located in the Liard Mining District, British Columbia. Our property has no proven or probable mineral reserves. No significant exploration work has been completed on this property.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offence.

The securities will be offered by Kerry Nagy, one of our officers and directors, on a best efforts basis.

The date of this prospectus is _________________, 2002.

GLOSSARY

Andesitic: like Andesite, a fine grained volcanic rock.

"A" horizon: organic rich soil - top layer.

"B" horizon: one layer below "A" horizon, soil has nill organic material.

"C" horizon: one layer below "B" horizon, at rock contact area with rock chips.

Cheni Mine: past producing gold-silver mine located in the Toodoggone Area, northern British Columbia.

Chert: a very hard rock rich in silica, so fine-grained that it appears uniform and glassy.

Chukachida river area: located in northern British Columbia.

Cirque: a mountain slope basin caused by eroding ice-fields.

Diabase: a common basic igneous rock usually occurring in dykes or sills.

Diamond Drill: a rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimetres (7/8 inch) or more in diameter.

Dyke: a long and relatively thin body of igneous rock that, while in the molten state, intruded a fissure in older rocks.

Feldspar: a group of common rock-forming minerals that includes microcline, orthoclase, plagioclase and others.

Float: pieces of rock that have been broken off and moved from their original location by natural forces such as frost or glacial action.

Flows: lava type rocks deposited from volcanos.

Hornfels: a fine-grained (contact metamorphic) rock adjacent to an intrusion caused by heat from the intrusion.

Intrusions: bodies of igneous rock formed by the consolidation of magma intruded into other rocks in contrast to lavas which are extruded upon the surface.

K-feldspar: potassium-rich feldspar, a common mineral rock constituent.

Kilometres: 1 kilometre is equal to 0.62137 mile.

Lawyers/Energex mine area: gold mine located in the Toodoggone area, northern British Columbia.

Mafic: igneous rocks composed mostly of dark, iron- and magnesuim-rich minerals.

Metre: 1 metre is equal to 1.0936 yards.

Min-En Laboratories: certified assay lab for analysis of samples of rock, soil or sediments, etc.

Outcrop: an exposure of rock or mineral deposit that can be seen on surface, that is, not covered by soil or water.

Porphyry: any igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-grained groundmass.

ppb: measurement of metal in parts per billion.

Scarp: an escarpment, cliff or steep slope along the margin of a plateau, mesa or terrace.

S.E.R.E.M Inc.: a mining company which founded the Cheni Gold Mine and prospected the Mount Claim area in the 1980's.

Shale: sedimentary rock formed by the consolidation of mud or silt.

Silicification: the process of introducing silicon to rock formations.

Skarn: name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone formation.

Strike: the direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Takla Group: name of local volcanic rocks.

Talus: deposits of broken, coarse rock found at the base of a cliff or mountain.

Toodoggone Area: located in the Liard mining division, northern British Columbia.

Units: 1 unit is equal to 25 hectares, which is equal to a 500 x 500 metre square area.

Upper Triassic Takla: local name of +200 million year old volcanic rocks.

Waymar Resources Ltd.: mineral exploration company which was the previous operator of the Mount Claim.

Weathering: the effects of weather on rocks such as polishing, leaching, eroding, etc.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	7
RISK FACTORS	7
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	12
DILUTION	13
PLAN OF DISTRIBUTION	14
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
LEGAL PROCEEDINGS	15
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
DESCRIPTION OF SECURITIES	17
SHARES ELIGIBLE FOR FUTURE SALE	18
CERTAIN TRANSACTIONS	19
BUSINESS	19
MANAGEMENT'S DISCUSSION OR PLAN OF OPERATIONS	25
LEGAL MATTERS	26
EXPERTS	26
AVAILABLE INFORMATION	26
PART F/S	27

Until ___________________________, 2002, ninety days after the effective date of this offering, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SIGNIFICANT ASPECTS OF OUR BUSINESS AND THIS OFFERING, BUT YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS".

BARNABUS ENTERPRISES LTD. was incorporated under the laws of the State of Nevada on April 11, 2002. We have not commenced active business operations.

We are a pre-exploration stage company that recently acquired our property. Our only property, the Mount Claim, consists of one mineral claim covering 741 acres located in the Toodoggone area of North-Central British Columbia in the Liard Mining Division. We intend to explore for metals, including gold and other valuable minerals, on our property. There can be no assurance that valuable minerals exist on our property until proper geological work and analysis is performed. Our property has no proven or probable mineral reserves. No significant exploration work has been completed on this property.

As of today's date, we have spent $3,500 to purchase a 100% interest in the Mount Claim mineral property located in the Liard Mining District, British Columbia.

Our administrative office is located at 2006 - 1500 Hornby Street, Vancouver, British Columbia, Canada, V6Z 2R1, telephone (604) 899-8888. Our registered office is located at 699 Sierra Rose Drive, Suite B, Reno, Nevada, 89511. Our fiscal year end is May 31.

The Offering
Securities Offered	7,500,000 shares of common stock.
Offering Price	The shares are offered at $0.01 per share for total gross offering proceeds of $75,000.
Terms of the Offering

There is no minimum offering. Accordingly, as shares are sold, we will use the money raised for our activities. The offering will remain open for 90 days, or an additional 60 days at the sole discretion of our management, unless the total proceeds are earlier received or we determine, in our sole discretion to cease selling efforts.

Net Proceeds of Our Company	$75,000.
Use of Proceeds

We will use the proceeds to pay for offering expenses, and conduct pre-exploration activities on our mineral property. We estimate that the required exploration work will cost up to $32,000 for a Phase I program.

RISK FACTORS

There is no assurance that our business will be profitable. We must conduct exploration to determine what amount of minerals, if any, exist on our property, and if any minerals which are found can be economically extracted and profitably processed. We do not claim to have any minerals or reserves whatsoever at this time on any of our claims. An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

Recently Organized with No Operating History

Our company is only recently organized with no operating history which makes it difficult to evaluate the investment merits of our company. Our company was recently organized on April 11, 2002 and is a start-up company. We have no operating history and we do not have any business prior to our organization. As of May 31, 2002, we incurred expenses of $21,452.

Doubts as a Going Concern unless we Obtain Funds from this Financing for Phase I

Because of our lack of funds and short operating history incurring only expenses, our independent accountants' audit report states that there is substantial doubt about our ability to continue as a going concern. Our independent auditor pointed out that we incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. We are dependent upon this offering to be able to implement our business plan and our lack of revenues and profits may make obtaining additional capital more difficult. We presently have no significant operating capital and we are totally dependent upon receipt of the proceeds of this offering to provide the capital necessary to commence our proposed business.

If less than the total Proceeds are Raised, most of the money may be used to pay Offering Expenses

In addition, the first 25% of the proceeds will be used to pay expenses of the offering. Upon completion of the offering, the amount of capital available to us will still be extremely limited, especially if less than the total amount of the offering is raised since this is not an underwritten offering. We have no commitments for additional cash funding beyond the proceeds expected to be received from this offering. In the event that the proceeds from this offering are not sufficient, we may need to seek additional financing from other sources, for which we presently have no commitments or arrangements.

This Offering will not be Adequate to Fund our Planned Exploration Program and Generate any Revenues

We will not have enough money to generate revenues even if the entire offering is sold. Our planned exploration program is separated into two phases. Assuming this offering is entirely sold, we will not have enough money to complete the second phase, which will cost approximately $195,000. Because our Officers and Directors do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail. Although Chen and Nagy possess Free Miner licenses, they do not have formal training as a geologist. Accordingly, we will have to rely on the technical services of trained explorationists and geologists. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to purse our business plan. There is thus a higher risk of business failure.

Because our Officers and Directors have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail. Ms. Chen presently spends approximately 20% of her business time on business management services for our company and Mr. Nagy plans to spend 5% of his time on the affairs of Barnabus. While Chen and Nagy presently possess adequate time to attend to our interests, it is possible that future demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. In addition, Chen and Nagy may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels. Competing demands on their business time may cause them to have differing interest in approving significant corporate transactions than other stockholders.

If We Are Unable To Hire And Retain Key Personnel, We May Not Be Able To Implement Our Business Plan And Our Business Will Fail.

Our success will be largely dependent on our ability to hire highly qualified personnel. This is particularly true in highly technical businesses such as mineral exploration. These individuals may be in high demand and we may not be able to attract the staff we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Currently, we have not hired any key personnel. Our failure to hire key personnel when needed would have a significant negative effect on our business.

We are Subject to Risks Inherent in the Establishment of a New Business Enterprise.

We are subject to risks inherent in the establishment of a new business enterprise including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns. If we are not able to address these events, when they occur, we may have to curtail or suspend our operations.

We have No known Mineral Resources and if we cannot find any Mineral Resources we will have to Cease Operations.

We have no sizable mineral bodies. If we do not find a mineral body or bodies containing precious metals or if we cannot conduct further exploration of any discovered minerals, either because we do not have money to do it or because it is not economically feasible to do it, we will have to cease operations and you will loose your investment.

Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.

Our property is located in a remote northern area of the province. Our current proposed exploration work can only be performed approximately five to six months out of the year. There is no direct road access to our property. Our property can only be reached by helicopter. The nearest road access point is located 22 miles from our property. As a result, rain, snow and adverse weather conditions may only allow us to work on our property for a short period of time each year.

Because we are a micro-cap Company, we must Limit our Exploration.

Because we are a micro-cap company, we must limit our exploration to small incremental steps. There are other larger exploration companies that could and probably would spend more time and money exploring our property.

We will have to Suspend our Exploration Plans if we do not have Access to all of the Supplies and Materials we Need.

Competition and unforeseen limited sources of supplies in the mineral industry could result in occasional spot shortages of supplies, like dynamite, and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

If we receive positive results from our exploration program and we determine to pursue further exploration, then we may be subject to an environmental review process that may delay or prohibit our proceeding to further exploration.

If the results of our geological exploration program indicate mineral potential, of which there is no assurance, and we determine to pursue further exploration of our mineral claim, we may be subject to an environmental review process under environmental assessment legislation. Compliance with an environmental review process may be costly and may delay further exploration. Furthermore, there is the possibility that we would not be able to proceed with work upon completion of the environmental review process if government authorities did not approve our project or if the costs of compliance with government regulation adversely affected the viability of the project.

Because of the speculative nature of exploration of mineral properties, there is substantial risk that this business will fail.

We can provide investors with no assurance that the Mount Claim mineral property contains mineral resources. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us in the exploration of the optioned mineral properties may not result in the discovery of minerals. Hazards such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. We may also become subject to liability for pollution, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

Even if we discover precious metals on our mineral property, we may not be able to successfully continue work.

Our mineral property does not contain any known bodies of minerals. If our exploration programs are successful in establishing bodies of minerals, we will require additional funds in order to carry out further detailed exploration on the Mount Claim mineral property. At this time, we can provide no assurance to investors that we will be able to do so.

We may lose our Property if we do not make $100,000 in Exploration Expenditures.

Under the Property Purchase Agreement, if we do not expend $100,000 on the Mount Claim property prior to December 31, 2003, we will have to transfer the property back to Lorne Warren, the initial locator of the property. There are no assurances that we can perform exploration work on the property in the amount of $100,000 by such date. The company will lose its assets if we do not meet this target.

Risks associated with this Offering:

Because we are a Penny Stock, you may not be able to Resell our Shares.

Our common stock is defined as a "penny stock" under the Securities and Exchange Act of 1934, and its rules. Because we are a penny stock, you may be unable to resell our shares. This is because the Exchange Act and the penny stock rules impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than accredited investors. As a result, fewer broker/dealers are willing to make a market in our stock.

Chen and Nagy will receive a substantial benefit from your investment.

Chen and Nagy, currently our only shareholders will receive a substantial benefit from your investment. They invested $3,500 into the company to acquire 100% of the shares on a pre-offering basis and will have 6.25% on a post-offering basis if the entire offering is sold. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while Chen and Nagy will lose approximately $3,500.

Because there is No Public Trading Market for our Common Stock, you may not be able to Resell your Shares.

Our company plans to list its shares on the NASD's OTC Bulletin Board. There are no assurances that we will be successful in listing our shares. There is currently no public trading market for our common stock. Therefore there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

There is No Minimum Number of Shares that must be Sold and we will Not Refund any Funds to you.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately available for our use. We may not raise enough money to start or complete exploration. No money will be refunded to you under any circumstances.

USE OF PROCEEDS

The net proceeds to us from the sale of the 7,500,000 shares offered hereby at a public offering price of $0.01 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $15,000 for legal, accounting, printing and other costs in connection with the offering.

The table below shows how proceeds from this offering would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. Pending use, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.
Percent of total shares offered	25%	50%	75%

Shares sold
Gross proceeds from offering
Less: Offering Expenses
Net Offering Proceeds (1)
Use of Net Proceeds
   Site Access Costs
   Trenching and Blasting
   Assays
   Geological Supervision and Report
   Working Capital(1)

	1,875,000 $18,750 $15,000 $3,750 $0 $0 $0 $0 $3,750	3,750,000 $37,500 $15,000 $22,500 $0 $0 $0 $3,250 $19,250	5,625,000 $56,250 $15,000 $41,250 $15,925 $9,002 $2,600 $3,250 $10,473
Total Net Offering Proceeds	$3,750	$22,500	$41,250

(1)   The use of net proceeds describes the expenses that will be incurred in association with Phase I of our business plan. Phase II of the business plan will not be implemented until the success of Phase I is evaluated to determine whether further exploration work is warranted. For this reason, we will retain as working capital any sums not utilized in Phase I until further financing is obtained for Phase II assuming further exploration work is warranted.

Phase I of our business plan calls for the undertaking of a geological report at a cost of $3,250 which is a prerequisite for our exploration activities. Accordingly, we will have to sell more than 50% of the offering in order to complete Phase I of our exploration program before our actual exploration activities can begin Phase II. Unless at least 25% of the offering is sold, we may not be able to pay the expenses of the offering.

It is possible that no proceeds may be raised from this offering. If we are not able to pay our offering expenses we will incur further losses. It is also possible that some, but not all, of the 7,500,000 shares offered will be sold. If fewer than all of the shares are sold, we will have to delay or modify our plan. There can be no assurance that any delay or modification will not adversely affect our development. If we require additional funds to develop our plan, such funds may not be available on terms acceptable to us.

Possible working capital uses include general and administrative expenses, to be determined by our executive officers based upon their assessment of our company's needs.

Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is received, funds will be applied according to the priorities outlined above. For example, if less than $20,000 is received, the amount of $15,000 will be applied toward legal and accounting fees for this offering as well as quarterly and annual reports required under the Securities Exchange Act of 1934.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

DILUTION

You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

Dilution is the difference between the public offering price of $0.01 per share for the common stock offered herein, and the net tangible book value per share of the common stock immediately after its purchase. Our net tangible book value per share is calculated by subtracting our total liabilities from our total assets less any intangible assets, and then dividing by the number of shares then outstanding.

Our net book value prior to the offering, based on the May 31, 2002 financial statements, was ($25,258) or approximately ($0.05052) per common share. Prior to selling any shares in this offering, we had 500,000 shares of common stock outstanding, which were purchased by the founding shareholders for $3,500. We are now offering up to 7,500,000 shares at $0.01 per share.

If all shares offered herein are sold, we will have 7,500,000 shares outstanding upon completion of the offering. Our post offering pro forma net book value, which gives effect to receipt of the net proceeds from the offering on all shares sold but does not take into consideration any other changes in our net tangible book value, will be $49,742 or approximately $0.00622 per share. This would result in dilution to investors in this offering of ($0.00378) per share, or approximately 62% from the public offering price of $0.01 per share. Net tangible book value per share would increase $0.05673 per share for our current shareholder.

Dilution Table

The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering and the dilution to persons purchasing shares based upon various levels of sales achieved:
	1,875,000 shares sold	3,750,000 shares sold	5,625,000 shares sold	7,500,000 shares sold
Public offering price/share	$0.01	$0.01	$0.01	$0.01
NTBV/share prior to offering	($0.05052)	($0.05052)	($0.05052)	($0.05052)
Net proceeds to Barnabus	$18,750	$37,500	$56,250	$75,000
Total shares outstanding	2,375,000	4,250,000	6,125,000	8,000,000
Increase attributable to new shareholders	$0.01274	$0.00712	$0.00494	$0.00378
Post offering pro forma NTBV/share	($0.00274)	$0.00288	$0.00506	$0.00622

Comparative Data

The following table sets forth with respect to existing shareholders and new investors, a comparison of the number of shares of common stock acquired from our company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.

	Shares Purchased		Total Consideration		Average Price Per Share
Existing Shareholders:	Number	Percent	Amount	Percent
Victoria Chen	250,000	3.125%	1,750	2.23%	$0.007
Kerry Nagy	250,000	3.125%	1,750	2.23%	$0.007
New investors (1)	7,500,000	93.750%	75,000	95.54%	$0.010
Total	8,000,000	100%	78,500		$0.0098

(1)   It is possible we may not sell any of the shares, in which case the proceeds to Barnabus will be $0.

PLAN OF DISTRIBUTION

General

The following discussion addresses the material terms of the plan of distribution.

We are offering up to 7,500,000 shares of our common stock at a price of $0.01 per share to be sold by Kerry Nagy, one of our directors. Victoria Chen will not be offering the securities for sale. This will be the only method of distribution. Barnabus does not intend to make any distribution through an underwriter or on the Internet. The shares will be sold through our principal executive officer and director, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities. Since this offering is conducted as a direct participation offering, there can be no assurance that any of the shares will be sold. A subscription agreement, the form of which is attached to this prospectus, will be required to be submitted by all purchasers of the shares.

The offering will not be sold to officers, directors or affiliates of Barnabus. There is no minimum purchase amount.

There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop after the closing of this offering or be sustained if developed. While we plan following the closing of this offering to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

Our director, Kerry Nagy, who is an associated person of us as that term is defined in Rule 3a4-1 under the Exchange Act, shall conduct the offering. Mr. Nagy is deemed not to be a broker for the following reasons:

*   He is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.

*   He will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

*   He is not an associated person of a broker or dealers at the time of his participation in the sale of our securities.

*   He will restrict his participation to the following activities:

A.   Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation of a potential purchaser;

B.   Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

C.   Performing ministerial and clerical work involved in effecting any transaction.

As of the date of this prospectus, no broker has been retained by us for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

The offering will remain open for a period of 90 days or an additional 60 days at our sole discretion, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts.

No Escrow of Proceeds

There is no escrow of any of the proceeds of this offering. Accordingly, we will have use of such funds once we accept a subscription and funds have cleared. Such funds shall be non-refundable to subscribers except as may be required by applicable law.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

LEGAL PROCEEDINGS

We are not a party to or aware of any threatened litigation of a material nature.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers And Directors

The following table sets forth the directors and executive officers of our company, their ages, term served and all officers and positions with our company. A director is elected by stockholders and serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our director holds no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.
Name of Director	Age	Term Served	Positions
Victoria Chen	34	Since inception	President, Secretary and Director
Kerry Nagy	31	Since inception	Treasurer & Director

Ms. Chen will serve as management of our company. A brief description of her background and business experience is as follows:

Ms. Chen has been the President, Secretary and Director since our company's inception on April 11, 2002. Ms. Chen held various contract and consulting positions with the following companies:

Pacific Paragon Group of Companies - Vancouver, B.C.
Consultant for a group of public companies from November 2001 to Present.

Princeton Financial Group - Vancouver, B.C.
Consulting Corporate Secretary for a group of public companies from July 1998 to March 2001.

Frank R. Eadie Law Corporation - Vancouver, B.C.
Contract Legal Secretary from February 2000 to July 2000.

Equinta Corporation - San Diego, California.
Provided Investor Relations for a start-up company involved in real estate internet transactions

Silver Peak Resources Inc. - Vancouver, B.C.
Director and Corporate Secretary for a Vancouver Stock Exchange ("VSE") listed public company (a mining resource company) from June 1998 to July 1999

Gold Win Ventures Inc. - Vancouver, B.C.
Administrator for a VSE listed public company (a gold exploration company) from October 1997 to June 1998, and from March 1999 to May 1999.

Ms. Chen will continue to serve in her present positions with Barnabus until the next annual meeting of shareholders and devote approximately 20% of her business time to Barnabus. Ms. Chen has no formal training or experience with mineral exploration. Ms. Chen's responsibilities with Barnabus consists mainly of communicating with the appropriate governmental agencies to ensure the company claims are kept in good standing and coordinating the filing of this offering. In addition, Phase I of the company's business plan will be performed by subcontractors, the activities of which will be managed by Ms. Chen. It is anticipated that additional officers will be hired if Phase I of our business plan is successful to manage the company's day to day mineral exploration activities.

Mr. Nagy has been the Treasurer and Director of the company since April 11, 2002. Since July 1999 to present, Mr. Nagy has been employed as a Senior Underwriter for London Guarantee Insurance Company, Vancouver, B.C. From April 1998 to July 1999, he was a Loans Officer with Surrey Metro Savings Credit Union, New Westminster, B.C. Prior to that, Mr. Nagy was a self-employed Mortgage Broker in Vancouver, B.C. Mr. Nagy will continue to serve in his present positions with the company until the next annual meeting of shareholders and devote 5% of his business time to Barnabus.

Executive Compensation

To date, our directors do not currently receive and has never received any compensation for serving as a director of the company. In addition, at present, there are no ongoing plans or arrangements for compensation of any of our officers. However, we expect to adopt a plan of reasonable compensation to our officers and employees when and if we become operational and profitable.

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended May 31, 2002, by Ms. Chen, our sole executive officer.

Summary Compensation Table
Long-Term Compensation Awards
Name and Principal Position	Compensation - 2002		($) Number of shares Underlying Options (#)
	Salary	($) Bonus
Victoria Chen President	None	None	None

We do not presently have a stock option plan but intend to develop an incentive based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our company, each person known to our company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our company as a group:
Name and Address	Title of Class	Amount and Nature of Beneficial Ownership	% Prior to Offering	% After Offering (1)
Victoria Chen 2006 - 1500 Hornby Street Vancouver, B.C. V6Z 2R1	Common	250,000 shares	50%	3.125%
Kerry K.W. Nagy 2006 - 1500 Hornby Street Vancouver, B.C. V6Z 2R1	Common	250,000 shares	50%	3.125%
All officers & directors as a group (2 persons)	Common	500,000 shares	100%	6.25%

(1)   Assumes all 7,500,000 shares are sold.

Prior to the sale of any shares in this offering, Ms. Chen and Mr. Nagy were the only shareholders of Barnabus.

DESCRIPTION OF SECURITIES

The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

Barnabus is presently authorized to issue 75,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Barnabus has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares offered hereby. The shares of common stock issuable upon subscription of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

Options and Warrants

We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our board of directors may later determine to authorize options and warrants for our company.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state laws. Under Nevada corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Transfer Agent

We intend to use Pacific Corporate Trust Company, of 10th Floor, 625 Howe Street, Vancouver, British Columbia V6C 3B8, as our transfer agent and registrar for the common stock upon completion of the offering.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 8,000,000 shares of common stock outstanding, if we sell all of the shares in this offering. Of these shares, up to 7,500,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933.

The remaining 500,000 of common stock held by our affiliates were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. The 500,000 shares are "restricted securities" and subject to the limitations of Rule 144. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one-and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell their shares.

Penny Stock Regulation

Our shares will probably be subject to the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

CERTAIN TRANSACTIONS

In connection with the organization of Barnabus, Ms. Chen, the President, Secretary and Director of our company, and Mr. Nagy, our Treasurer and Director each paid $1,750 cash on April 11, 2002 to purchase an aggregate of 500,000 shares of common stock at $0.007 per share.

Barnabus presently has no office facilities but for the time being will use as its business address the office of Ms. Chen on a rent free basis, until such time as the business operations of our company may require more extensive facilities and our company has the financial ability to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to our company on such a basis for any specific length of time.

We have no formal written employment agreement or other contracts with our officers, and there is no assurance that the services to be provided by them, and facilities to be provided by Ms. Chen, will be available for any specific length of time in the future. Ms. Chen anticipates initially devoting up to approximately 20% of her business time to the affairs of our company. If and when the business operations of our company increase and a more extensive time commitment is needed, Ms. Chen is prepared to devote more time to our company, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with our company would be determined if and when such arrangements become necessary.

BUSINESS

History And Organization

Barnabus Enterprises Ltd. was incorporated under the laws of the state of Nevada on April 11, 2002. We have not commenced business operations and we are considered a pre-exploration stage enterprise. To date, our activities have been limited to organizational matters, obtaining a summary report on the Mount Claim property and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of our company, the founding shareholders of our company contributed an aggregate of $3,500 cash in exchange for 500,000 shares of common stock. We have no significant assets, and we are totally dependent upon the successful completion of this offering and receipt of the proceeds there from, of which there is no assurance, for the ability to commence our proposed business operations.

Proposed Business

On April 11, 2002, we acquired a 100% undivided interest from Lorne B. Warren, the owner of the Mount Claim property, located in Toodoggone area, Liard Mining Division, British Columbia. We are presently in the pre-exploration stage and there is no assurance that a viable mineral deposit exists on our property until appropriate geological exploration is done and a final comprehensive evaluation is concluded.

The exploration program proposed by Barnabus is designed to determine whether mineralization exists to the extent that further exploration is recommended to outline any such discovered mineralized zones. It is uncertain at this time the precise quantity of minerals in the property that would justify actual mining operations.

Property Interest

Lorne B. Warren staked the claims. The claims are due to expire on April 21, 2003 if not kept in good standing. We intend to keep the claims in good standing. In order to keep our property in good standing, we have to pay approximately $800 to the Mineral Titles Branch of the British Columbia government, or in lieu thereof, complete assessment work equivalent to $800 prior to April 21, 2003. Ms. Chen and Mr. Nagy are holding record title to the property in their names as trustees on behalf of Barnabus. The property is recorded in the names of Ms. Chen and Mr. Nagy to avoid paying additional fees, however, title to the claims has been conveyed to us by an unrecorded deed pursuant to a Property Purchase Agreement dated April 11, 2002. An unrecorded deed is one which title to the property has been transferred to us, but the deed has not been filed with the British Columbia office of records. Title to the property is superior to all other unrecorded deeds. Should Ms. Chen and Mr. Nagy transfer title to another person and that deed is recorded before recording our deed, that person will have superior title and we will have none. If that event occurs, however, Ms. Chen and Mr. Nagy will be liable to us for monetary damages for breach of their warrant of title. Under British Columbia provincial law, if the deed is recorded in our name, we will have to pay a minimum of $500 and file other documents since we are a foreign corporation in Canada. We will also be required to form a British Columbia corporation which contains a board of directors a majority of which will have to be British Columbia residents. We have decided that if bodies of precious minerals are discovered on the property, we will record the deed, pay the additional tax, file as a foreign corporation and appoint directors of the subsidiary corporation who are residents of British Columbia. The decision to record or not record the Property Purchase Agreement is solely within our discretion.

Property Purchase Agreement

Pursuant to the Property Purchase Agreement dated April 11, 2002, Barnabus acquired a 100% undivided interest in the Mount Claim mineral property from Lorne B. Warren for cash consideration of $3,500. Mr. Warren retained a 3% Net Smelter Return Royalty on the property, but Barnabus has a right to repurchase a portion of such royalty interest at a price of $1,000,000 for each 30% interest to the royalty to an aggregate of 60%. Under the Property Purchase Agreement, if Barnabus does not expend a total of $100,000 on the Mount Claim property prior to December 31, 2003, the property will revert back to Lorne Warren.

Summary Report

Our business activities to date have been restricted to obtaining a summary report from John M. Mirko dated April 30, 2002 and preparing this offering. Mr. Mirko is an experienced explorationist, prospector and businessman. Mr. Mirko's report details the geological and exploration history of the Mount Claim owned by Barnabus, including the land status, climate, geology and mineralization. Mr. Mirko believes that based upon previous activity in the area and some soil sampling, sufficient evidence exists to warrant further exploration on the Mount Claim property.

The Mount Claim property is 100% owned by Barnabus and is located in the Liard Mining Division of British Columbia, comprising of 741 acres. A recent sampling of a recessive weathering pyrific-rich feldspar porphyry unit gave anomalous gold values of 170 and 1,200 ppb, respectively. To properly establish the sources of the coincident gold and copper soil geochemical anomalies, Mr. Mirko recommends further trenching and diamond drilling.

A two phase exploration and drilling program has been proposed. Phase I consists of trenching and blasting on the property and is estimated to cost $32,000. Phase II will be contingent on the success of Phase I and will consist of diamond drilling at a proposed cost of $192,000. Our exploration program is designed to economically explore and evaluate our property.

Canadian Mining Law

Our property is governed by the mineral laws of British Columbia. Legal title to minerals in the province can be held under four types of tenure: freehold, Crown granted mineral claims, located (staked) mineral or placer claim; and mining or placer lease. Our property is a staked mineral claim. Title to mineral claims is issued and administered by the Mineral Titles Branch, Ministry of Energy and Mines, and is subject to all provisions in the Mineral Tenure Act (British Columbia). A mineral or placer claim acquires the right to the minerals or placer minerals which were available at the time of location and as defined in the Mineral Tenure Act (British Columbia). There are no surface rights included, but the title holder has the right to use the surface of the claim for mining proposes only. This does not include the right to live on the claim, or build a cabin, house or any other building or dwelling. All work carried out on a claim or lease that disturbs the surface by mechanical means requires a Notice of Work and must receive written approval from the District Inspector of Mines prior to commencement.

Location and Access

The property is located in the Liard Mining District, British Columbia. The Mount Claim is located in the Toodoggone area of North-Central British Columbia approximately 35 kilometres north of the Cheni Mine.

The Mount Claim is located at 57 degrees, 47' north latitude and 127 degrees 35' west longitude in the Chukachida river area, NTS map sheet No. 094E/13E, Liard Mining Division, British Columbia. The nearest road access is to the Lawyers/Energex mine area, and then by helicopter to the property, a distance of 35 kilometres. Alternative points of supply could be either Iskut, a town on Highway 37 (120 km), or the Kutcho mining property airstrip (75 km) to the north. Floatplane access to numerous lakes in the area is also available.

Camps and airstrip sites are available on/or near the property. Exploration activities are best carried out during the summer season from June to mid-October and water is present year round in the main valley as creeks or ponds.

[Map of British Columbia depicting location of Mount Claim - supplied supplementally]

Claim Status

The Mount Claim consists of one mineral claim covering 300 hectares (741 acres), record no. 385784. Claim title is recorded with Provincial Ministry of Energy, Mines and Petroleum Resources. The anniversary date for the Mount Claim is April 21, 2003. The recorded owners are Kerry Nagy (50%) and Victoria Chen (50%), both being directors of Barnabus. Chen and Nagy are holding the property as trustees on behalf of Barnabus.

Physical Features

The property covers a southerly facing slope and height of land of rugged mountainous terrain. Elevations range between 1,370 and 2,250 metres above sea level. Outcrop frequency is low, mainly restricted to peaks, cliffs and gullies. Talus with slopes of 35-37 degrees covers higher elevations, while lower elevations are covered by brush, grasses and sub alpine fir.

History Of The Claims

No evidence of recorded exploratory work exists on the property prior to 1980. Original staking was completed by French government controlled mining company called S.E.R.E.M. Inc. in July 1980 to cover the suspected source of highly anomalous stream sediment samples in gold. The initial claims were the Mountain (20 units), Mountain 2 (12 units), Mountain 3 (18 units) and the Sheila's (20 units), covering, principally, the height of land and much of the westerly flowing drainage.

S.E.R.E.M. Inc. undertook silt, soil and rock sampling, geological mapping in 1980, followed in 1981, 1982 and 1983 with prospecting and further rock sampling. V.L.F. electro-magnetic/resistivity surveys and geological mapping were completed in 1985.

The S.E.R.E.M. work in 1980 resulted in the delineation of two extensive distinct soil geochemical anomalies with high gold values to a maximum of 6,200 ppb. The easterly anomalous zone is about 750 metres long and 250 metres wide, while the easterly zone is about 500 metres long and 100 metres wide, both with values greater than 100 ppb gold.

As reported by geologists M.R. Vulimiri and S.A. Crawford for S.E.R.E.M. Inc. in 1981, 282 soil samples were collected on the Mountain Claim, on contour traverses at 150 metres intervals with sample locations at 50 metre intervals. "B" horizon material, where developed, or the top of the "C" horizon was collected and placed in brown paper soil envelopes and sent to Min-En Laboratories for analysis for gold, silver, copper, lead and zinc.

An examination undertaken by John Poloni, geological engineer in 1996, of the anomalous areas indicates that both coarse and fine talus covers the anomalies to varying degrees. Soil profile development is more advanced in areas not immediately downslope from pronounced scarps or outcrops.

Generally, downslope migration of material does not appear to greatly influence the geochemical anomalies although weaker geochemical responses is seen, at lower elevations. This may reflect more extensive barren material cover over the anomalous zones rather than a decrease in anomaly strength.

Rock and float samples analyzed by S.E.R.E.M. did not find the source of the gold and copper anomalies, as outlined in the soil sampling program. Of over 140 samples taken between 1980 and 1985, none gave values higher than 45 ppb gold. Two recent samples of a recessive weathering pyritic rich feldspar porphyry unit, taken by Mr. John Mirko and Mr. Paul Reynolds returned anomalous gold values of 170 and 1,200 ppb.

Explorations completed by Waymar Resources Ltd. during July and August 1996 consists of prospecting the height of land and cirques to the north and west, rock sampling within the northerly cirque, geological mapping, magnetometer, and V.L.F.-E.M. surveys and a logistical examination pertaining to the location and servicing of five proposed diamond drill holes.

Geology

The Mount Claim is underlain by Upper Triassic Takla volcanic and sedimentary rocks which include limestone, sandy limestone, chert and porphyritic flows. Intrusions by multi-phased plutons and diorite, monzonite, quartz monzonite and apilite cut the Takla Group. All rock types are intruded by narrow diabase and andesitic dykes.

As stated by M.R. Vulimiri in May 1983, "The intrusion outcrops on the west and north of the Mount Claim. The interbedded sedimentary and volcanic rocks strike mainly northeast and dip moderately towards the west. At the contact with the intrusion, the volcanics are converted to hornfels and the interbedded limestone and limy shales are converted to actinolite, tremoite, chlorite skarn and magnetite with minor pyrite and pyrrhotite. The intrusion is bleached of mafics at contact. Some alteration envelopes, consisting of K-feldspar, chlorite and epidote with pyrite, are present on fractures in the intrusion.

Zones of silicifications with chlorite and epidote fracture fillings were observed in the Takla volcanic rocks adjacent to the intrusion."

The pyritic feldspar porphyry has poor outcrop exposure on the Mount Claim, being observed in gullies, sand drainage and also seen in talus float. Strike and dip measurements reported by M.R. Vulimiri and G. Crooker in 1985, indicate a change from east-west strike and 60 degrees south dip, to the west on the Mount Claim to a mainly north-east strike and dip moderately north, to the east on the Mount Claim.

The unit is poorly defined but appears to be approximately 1,300 metres long north-south and 500-600 metres wide. As outcrop frequency is low, the interpretation of geological unit boundaries or contacts can only be made from projections of known outcrops and the frequency of rock types in talus debris.

Recommendations

The Mount Claim covers a large area of volcanic and sedimentary Takla group rocks which has been intruded by multi-phased plutons of diorite, monzonite, quartz monzonite and apilite. Contact zones have been converted to hornfels, and the limy sediments to actinote, tremolite, epidite, chlorite and skarn. Soil geochemistry for gold, copper, silver, lead and zinc has outlined two strong distinct anomalies. The easterly anomaly is approximately 700 metres long by 250 metres wide with gold values greater than 100 ppb and a high of 6,200 ppb. The westerly anomaly is approximately 500 metres long by 100 metres wide with gold values greater than 100 ppb and a high of 2,500 ppb. While previous rock sampling by S.E.R.E.M. failed to locate the source of the high gold responses, recent sampling of a recessive weathering pyritic-rich feldspar porphyry unit gave anomalous gold values of 170 and 1,200 ppb, respectively.

To properly establish the source of the coincident gold and copper soil geochemical anomalies, trenching and further diamond drilling will be necessary.

Diamond drill holes across the high coincident geochemical anomalies in the area of 10800E between 10950N and 11200N, and 10300E between 10800N and 11100N are recommended after the assumed anomaly source areas have been trenched and sampled.

Our Proposed Exploration Program

We must conduct exploration to determine what amount of minerals, if any, exist on our properties. Our exploration program is designed to economically explore and evaluate our claims.

We do not claim to have any mineral resources whatsoever at this time on any of our claims. We intend to implement an exploration program and to proceed in the following two phases:

Phase 1
Camp Costs 4 men, 10 days @ $150/manday	6,000	3,900
Reclamation Bond	2,200	1,430
Helicopter Support 13 hours @$1,100/hour	14,300	9,295
Trenching and Blasting (supplies and equipment) 1 senior prospector, 10 days @ $350/day 1 certified blaster, 10 days @ $350/day 1 prospector, 10 days @ $225/day 1 labourer, 10 days @ $160/day	3,000 3,500 3,500 2,250 1,600	1,950 2,275 2,275 1,462 1,040
Mobilization/Demobilization (2 trucks)	2,000	1,300
Geological Supervision and Report	5,000	3,250
Assays	4,000	2,600
Contingencies	2,650	1,723
TOTAL PHASE 1	CAD 50,000	USD 32,500

Phase 2

Phase 2 surveys' success are contingent on the results of Phase 1 and will consist of diamond drilling and support at a proposed estimate of CAD$300,000 (USD195,000).

Competitive Factors

The mineral industry is fragmented. We compete with other exploration companies looking for a variety of mineral resources. We are a very small exploration company compared to many of our competitors. Although we will be competing with other exploration companies, there is no competition for the exploration of minerals on our property. Readily available markets exist in North America and around the world for the sale of minerals. Therefore, we intend to explore and find sufficient mineral bodies to a point in which major mining production companies would seriously consider pursuing the property as a valuable and significant acquisition.

Regulations

Our mineral exploration program is subject to the British Columbia Mineral Tenure Act. This act sets forth rules for

*  locating claims
*  posting claims
*  working claims
*  reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

In order to explore for precious minerals on our property we must submit the plan contained in this prospectus for review and pay a fee of $150. We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued to us. The exploration permit is the only permit or license we will need to explore for precious and base minerals on our property.

We will be required to obtain additional work permits from the British Columbia Ministry of Energy and Mines for any exploration work that results in a physical disturbance to the land. Accordingly, we will be required to obtain a work permit if we proceed with the second phase of our exploration program. There is a charge of approximately $1,500 in order to obtain a work permit under the Mining Act. The time to obtain a work period is approximately four weeks. We will incur the expense of our consultants to prepare the required submissions to the Ministry of Energy and Mines. We will be required by the Mining Act to undertake remediation work on any work that results in physical disturbance to the land. The cost of remediation work will vary according to the degree of physical disturbance. No remediation work is anticipated as a result of completion of Phase I of the exploration program.

We have budgeted for regulatory compliance costs in the proposed exploration program recommended by the summary report. As mentioned above, we will have to sustain the cost of reclamation and environmental remediation for all exploration and other work undertaken. The amount of reclamation and environmental remediation costs are not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended exploration program. Because there is presently no information on the size, tenor, or quality of any mineral resource at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or us in the event a potential mineral deposit is discovered.

If we enter into substantial exploration, the cost of complying with permit and regulatory environment laws will be greater than in Phase I because the impact on the project area is greater. Permits and regulations will control all aspects of any program if the project continues to that stage because of the potential impact on the environment. We may be subject to an environmental review process under the British Columbia Environmental Assessment Act if we determine to proceed with a substantial project. An environmental review is not required under the Environmental Assessment Act to proceed with the recommended exploration program on our Mount Claim mineral property.

Employees

Initially, we intend to use the services of subcontractors and consultants for exploration work on our properties. Barnabus will consider hiring technical consultants with funds from this offering and additional offerings or revenues from operations in the future permit. At present, our only employee is Ms. Chen.

Employees and Employment Agreements

At present, we have no employees, other than Ms. Chen, our President and director who has received no compensation for her services. Ms. Chen does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

MANAGEMENT'S DISCUSSION OR PLAN OF OPERATIONS

We are a start-up, pre-exploration stage company and have not yet started our business operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated. Accordingly, we must raise cash from sources other than the sale of minerals found, if any, on our property. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and stay in business.

To meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise will be applied to exploration. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We will be conducting research in connection with the exploration of our property. We are not going to buy or sell any plant or significant equipment. We do not expect a change in our number of employees.

Results of Operations

From Inception on April 11, 2002

We just recently acquired our interest in the Mount Claim property located in the Liard Mining Division, British Columbia mining claims. At this time we have not yet commenced the exploration stage of our operations on our property. We paid $3,500 for a mining interest. As of May 31, 2002 we have experienced operating losses of $21,452.

Plan of Operations

Since inception, we have used our common stock to raise money for our property acquisition. If we need additional working capital, we plan to borrow the funds from our principals. Our business activities to date have been restricted to obtaining a summary property report and preparing this offering.

Barnabus's plan of operations for the next twelve months is to undertake Phase I of our exploration program. We can commence Phase I assuming at least 50% of the offering is sold. However, the total cost of Phase I is estimated to be $32,500 and therefore can not be completed unless nearly all of the offering is sold. We have no plan to engage in any alternative business if Barnabus ceases or suspends operations as a result of not having enough money to complete any phase of the exploration program.

Our proposed exploration program is set forth in the "Business" section of this prospectus.

Upon completion of Phase I, we will determine the cost effectiveness of proceeding to Phase II. We will undertake to have our data from Phase I independently verified for accuracy by an independent registered engineer to confirm the existence of mineral deposits.

This offering will only be adequate to finance Phase I. Assuming we decide to proceed with Phase II, we will be required to obtain additional financing. Phase II will consist of diamond drilling which is estimated to cost $195,000 to determine the extent, depth and dip of mineralization discovered, if any, in Phase I. Phase II will take approximately six months to complete.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations. Since our inception, Ms. Chen and Mr. Nagy have paid $3,500 in cash in exchange for 500,000 shares of common stock. This money has been used to purchase a Property Option Agreement. As of May 31, 2002 we had sustained operating losses of $21,452.

We will be required to sell at least 50% of this offering before commencing Phase I of our planned exploration program. In addition, unless more than 90% of the offering is sold, we will not be able to complete Phase I. Assuming sufficient funds are raised in this offering to complete Phase I, we will be able evaluate within the next 12 months whether to proceed with Phase II. Should we decide to proceed with Phase II, we will be required to raise an additional $195,000.

LEGAL MATTERS

The validity of the shares offered under this prospectus is being passed upon for us by the law firm of Fraser and Company, Vancouver, British Columbia.

EXPERTS

The financial statements of Barnabus Enterprises Ltd. for the period from inception on April 11, 2002 through May 31, 2002 included in this prospectus have been examined by Dale Matheson Carr-Hilton, independent auditors, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are filing a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Barnabus and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees. As of the effective date of this prospectus, we will become subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material may be obtained from the public reference section, at prescribed rates. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

We will be required to title reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically on the EDGAR filing system. The reports we will be required to file are Forms 10-KSB, 10-QSB and 8-K.

PART F/S

BARNABUS ENTERPRISES LTD.

(A Pre-exploration Stage Company)

FINANCIAL STATEMENTS

YEAR ENDED MAY 31, 2002

(IN U.S. DOLLARS)

AUDITORS' REPORT

To the Directors of

BARNABUS ENTERPRISES LTD.

We have audited the balance sheet of Barnabus Enterprises Ltd. as at May 31, 2002 and the statements of operations and deficit and cash flows for the period from April 11, 2002 (Inception) to May 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2002 and the results of its operations and cash flows for the period from April 11, 2002 (Inception) to May 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has been in the pre-exploration stage since its inception on April 11, 2002. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"DALE MATHESON CARR-HILTON"

Vancouver, B.C.	DALE, MATHESON, CARR-HILTON
July 2, 2002	CHARTERED ACCOUNTANTS

BARNABUS ENTERPRISES LTD.

(A Pre-exploration Stage Company)

BALANCE SHEET - MAY 31, 2002

(IN U.S. DOLLARS)
2002
$

ASSETS
CURRENT ASSETS
Cash	784

OTHER ASSETS
Mining claim (Note 3)	3,500
Deferred offering costs	7,306
10,806

11,590

LIABILITIES
CURRENT LIABILITIES
Accounts payable	28,228
Related party payable (Note 5)	1,314
29,542

SHAREHOLDERS' DEFICIENCY
SHARE CAPITAL (Note 6)	500

ADDITIONAL PAID-IN CAPITAL (Note 6)	3,000

DEFICIT ACCUMULATED DURING THE PRE-EXPLORATION STAGE	(21,452)
(17,952)

11,590

APPROVED BY THE DIRECTORS

/s/ "Kerry Nagy" Director

/s/ "Victoria Chen" Director

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.

(A Pre-exploration Stage Company)

STATEMENT OF OPERATIONS AND DEFICIT

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)

2002
$

REVENUES	---

EXPENSES
Legal and accounting	21,452

NET LOSS	(21,452)

NET LOSS PER COMMON SHARE	(0.043)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	500,000

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.

(A Pre-exploration Stage Company)

STATEMENT OF SHAREHOLDERS EQUITY (DEFICIENCY)

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)
			Deficit	Total
			Accumulated	Stock-
Common stock		Additional	during the	holders
Number		Paid-In	Exploration	Equity
of	Amount	Capital	Stage	(Deficit)
Shares	$	$	$	$
Issuance of common stock
at $0.007 per share	500,000	500	3,000	---	3,500

Net loss for the period	---	---	---	(21,452)	(21,452)

Balance, end of period	500,000	500	3,000	(21,452)	(17,952)

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.

(A Pre-exploration Stage Company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)

2002
$

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(21,452)
Adjustments to reconcile net loss to net cash used by operating activities:
Accounts payable	28,228
Net cash provided by operating activities	6,776

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of mineral claim	(3,500)
Deferred issue costs	(7,306)
Net cash used in investing activities	(10,806)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related parties	1,314
Issue of share capital	3,500
Net cash provided by financing activities	4,814

INCREASE IN CASH	784

CASH, beginning of period	---

CASH, end of period	784

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.

(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Barnabus Enterprises Ltd. (the "Company") filed for incorporation on April 11, 2002 under the laws of the state of Nevada primarily for the purpose of acquiring, exploring and developing mineral properties. The Company's fiscal year end is May 31st.

The Company is in the pre-exploration stage, as it has not realized any significant revenues from its planned operations. The Company is actively seeking additional capital and management to explore for metals, including gold and other valuable minerals, on the recently acquired property, the Mount Claim, in British Columbia, Canada. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in this endeavour. The Company has not yet determined whether the property contains reserves that are economically recoverable. The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserve, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon the future profitable production or proceeds for the sale thereof.

2. SIGNIFICANT ACCOUNTING POLICIES

a) Pre-exploration stage company

The Company complies with Financial Accounting Standard Board Statement No. 7 and The Securities and Exchange Commission Exchange Act Guide 7 for its characterization of the Company as pre-exploration stage.

b) Pre-exploration stage activities

The Company has been in the pre-exploration stage since its formation on April 11, 2002 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company expects to actively prepare the site for extraction and enter into the development stage.

c) Going concern

The Company's financial statements have been presented on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred a net loss of $21,452 for the period ended May 31, 2002 and had no sales. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

BARNABUS ENTERPRISES LTD.

(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)

2. SIGNIFICANT ACCOUNTING POLICIES - CONT'D

d) Accounting method

The Company's financial statements are prepared using the accrual method of accounting.

e) Basic and diluted loss per share

Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share were the same, as there were no common stock equivalents outstanding.

f) Cash and cash equivalents

For purposes of the Statement of Cash Flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

g) Provision for taxes

At May 31, 2002, the Company had a net operating loss of approximately $21,452. No provision for an income tax benefit relating to this loss has been reported in the financial statements, as there is not a measurable means of assessing future profits or losses.

h) Use of estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

i) Impaired asset policy

In March 1995, the Financial Accounting Standards Board issued a statement titled "Accounting for Impairment of Long-Live Assets." In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets undiscounted to their respective carrying amounts. The Company does not believe any adjustments are needed to the carrying value of its assets at May 31, 2002.

j) Exploration costs

In accordance with generally accepted accounting principles, the Company will expense exploration costs as incurred.

BARNABUS ENTERPRISES LTD.

(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)

2. SIGNIFICANT ACCOUNTING POLICIES - CONT'D

k) Foreign currency translation

The Company has adopted Financial Accounting Standard No.52. There were no foreign currency translation adjustments required at May 31, 2002. The Company will record future foreign currency translation results as a separate component of stockholders equity.

l) Derivative instruments

In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

At May 31, 2002, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

l) Deferred offering costs

Deferred offering costs represent professional fees and other expenses related to filing registration statements with the Securities and Exchange Commission in anticipation of a planned share offering. These costs will be netted against proceeds of the offering when it completes.

3. MINERAL CLAIM

Mount Claim (paid)	$3,500

Pursuant to a purchase agreement dated April 11, 2002, the Company acquired an undivided 100% interest of one mineral claim in the Liard Mining Division in the Toodoggone area of North-Central British Columbia, Canada, for a cash payment of $3,500.

Under the agreement, if the Company fails to expend $100,000 on the property prior to December 31, 2003, the Company will be required to transfer the property back to the previous owner.

The claim is subject to a 3% net smelter return royalty.

The Company has a right to purchase up to an aggregate of sixty percent (60%) of such royalty interest at a price of $1,000,000 for each thirty percent (30%) interest.

BARNABUS ENTERPRISES LTD.

(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)

4. COMMITMENTS AND CONTINGENCIES

The Company is engaged in the exploration and development of mineral properties. At present there are no feasibility studies establishing proven and probable reserves.

Although the minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective matters which could impair the value of its mining claims.

The Company plans to file an SB-2 registration statement in connection with an initial public offering of up to 7,500,000 common shares at a price of $0.01 per share on a self-underwritten basis with no minimum amount of shares that must be sold. This offering is subject to regulatory approval and will remain open for 90days, or an additional 60 days at the sole discretion of the management.

5. RELATED PARTY

An officer of the Company has advanced monies to the Company for the payment of legal fees. This amount is unsecured, is non-interest bearing, and has no fixed terms for repayment.

6. COMMON STOCK

a) Authorized: 75,000,000 with $0.001 par value

b) Issued: 500,000 shares for total cash consideration of $3,500 ($500 in share capital and $3,000 in additional paid-in-capital)

On April 11, 2002, 500,000 shares of common stock were issued to officers and directors only for cash. There was no public offering of any securities. These shares were issued pursuant to exemption from registration contained in Section 4(2) of the Securities Act of 1933.

BARNABUS ENTERPRISES LTD.
2006 - 1500 Hornby Street
Vancouver, B.C. Canada
V6Z 2R1

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

The Company's Bylaws and sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. Sections 78.7502 and 78.791 provide as follows:

Section 78.7502.   Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

(1)   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)   To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751  Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

(1)   Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)   By the stockholders;

(b)   By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)   If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)   If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2)   The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3)   The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)   Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)   Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our directors and officers shall be indemnified for any monies they pay in settlement of actions performed while a director or officer. This may hurt our profitability.

Our Bylaws and sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of our officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. We have authorized the indemnification of our officer and director to the full extent available under the Nevada Revised Statutes.

To the extent that indemnification may be related to liability arising under the Securities Act, the Securities and Exchange Commission takes the position that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount(1)
SEC Registration Fee	$6.90
Blue Sky Fees and Expenses	$1,000
Legal Fees and Expenses	$7,000
Printing and Shipping Expenses	$1,000
Accounting Fees and Expenses	$5,000
Transfer Agent and Miscellaneous Fees	$993.10
Total	$15,000

(1)  All expenses are estimated except the Commission filing fee.

Item 26.  Recent Sales of Unregistered Securities

The following sets forth information relating to all previous sales of Common stock by the Registrant which sales were not registered under the Securities Act of 1933.

In connection with the organization of Barnabus, our founding shareholders, Ms. Chen and Mr. Nagy have paid an aggregate of $3,500 cash to purchase 500,000 shares of common stock of our company. This transaction was not registered under the Securities Act of 1933 (the "Act") in reliance on the exemption from registration in Section 4(2) of the Act. The securities were offered and sold without any general solicitation to persons affiliated with the issuer. As founding shareholders, these shares are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear such a legend.

Item 27.  Exhibits Index
No.	Exhibit Name
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Counsel
10.1	Property Purchase Agreement dated April 11, 2002 between Lorne B. Warren and the Company
10.2	Mineral Claim
10.3	Bill of Sale Absolute dated April 10, 2002 Granted by Lorne B. Warren to Victoria Chen
10.4	Bill of Sale Absolute dated April 10, 2002 Granted by Lorne B. Warren to Kerry Nagy
10.5	Declaration of Trust
23.1	Consent of Dale Matheson Carr-Hilton
23.2	Consent of Counsel (included in 5.1)
23.3	Consent of John Mirko
24.1	Power of Attorney (included in the signature page of this Registration Statement)
99.1	Subscription Agreement

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

Item 28.  Undertakings

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I.   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

II.  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant)of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believes that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on July 31, 2002.
Barnabus Enterprises Ltd. By: /s/ Victoria Chen Victoria Chen, President, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.
/s/ Victoria Chen President and Director Victoria Chen	July 31, 2002
/s/ Kerry Nagy Treasurer and Director Kerry Nagy	July 31, 2002